Exhibit 99.2

Perma-Fix Reports 112% Increase in Revenue to $24.9 Million for the
First Quarter of 2020; Achieves $1.2 Million of Net Income

Service Segment Revenue Increases Eight-Fold to $15.3 Million

ATLANTA – May 12, 2020 – Perma-Fix Environmental Services, Inc. (NASDAQ: PESI) (the “Company”) today announced financial results and provided a business update for the first quarter ended March 31, 2020.

First Quarter 2020 Financial Highlights:

●	Revenue for the first quarter of 2020 increased 112.3% to $24.9 million versus $11.7 million for the same period last year
●	Services Segment revenue for the first quarter of 2020 increased 748% to $15.3 million versus $1.8 million for the same period last year
●	Treatment Segment revenue for the first quarter of 2020 was $9.6 million compared to $9.9 million for the same period last year
●	Gross profit for the first quarter of 2020 increased to $4.6 million versus $2.5 million for the same period last year
●	Achieved net income attributable to common stockholders of $1.2 million, or $0.10 per share for the first quarter of 2020, compared to a loss of $672,000, or ($0.06) per share for the same period last year
●	Generated Adjusted EBITDA (defined below) of $1.9 million compared to $67,000 for the same period last year (see reconciliation to GAAP below)
●	Extended Credit Facility with PNC Bank through May 15, 2024 and increased Revolver Capacity from $12 million to $18 million

Mark Duff, President and CEO of the Company, commented, “We more than doubled revenue in the first quarter of 2020 versus the same period last year, and achieved a double digit sequential increase in revenue versus the fourth quarter of 2019, even though the first quarter is historically a seasonally weak period. We attribute this improvement to implementation of our strategic plan resulting in growth in our Services Segment, which increased more than eight-fold versus the same period last year. Not only have we been awarded a number of new contracts within the Services Segment, but our sales pipeline remains robust with a number of ongoing bidding opportunities. Despite some delays in shipments related to the impact of COVID-19 in mid-March, our Treatment Segment was able to work off backlog and continues to diversify waste streams and waste receipts within the commercial sector.

COVID-19

The Company has made adjustments and implemented precautions necessary to limit the impact of the COVID-19 pandemic on its ongoing operations. The Services Segment began demobilization activities at certain projects in mid- to late-March and numerous waste shipments from Treatment Services clients were delayed at that time. This resulted in temporary layoffs for many project personnel along with implementation of work-from-home policies. This impact has continued through the month of April but the Company is beginning to remobilize on certain projects as field crews are being reactivated to support these efforts. The Company believes it has sufficient backlog to address the recent slowdown and further believes that shipments will resume in June to begin replenishing the backlog for the Treatment Segment. Perma-Fix is not aware of any COVID-19 cases to date of employees within the Company. The Company believes that the pandemic could result in disruption to its financial results in the second quarter and the full impact and extent of the pandemic is difficult to fully assess at this time. As such, further disruptions could have a material impact on the Company’s results. Due to the risks associated with COVID-19, as well as the reduction in force that Perma-Fix pursued, the Company was successful in securing a promissory note through PNC Bank in the amount of $5.6 million under the Paycheck Protection Program (“PPP”) that was established under the recently enacted Coronavirus Aid, Relief, and Economic Security Act (“CARES”). These funds have allowed Perma-Fix to recall all staff and currently expects to avoid future furloughs and layoffs for eligible employees, however, the situation remains fluid and the Company is continuing to carefully monitor the situation.

Financial Results

Revenue was $24.9 million for the first quarter of 2020 as compared to $11.7 million for the corresponding period of 2019. Revenue for the Services Segment increased to $15.3 million for the first quarter of 2020 from $1.8 million for the same period in 2019 primarily due to the awards of several contracts/task orders for project work starting in the latter part of the first quarter of 2019 resulting from the success of our implemented strategic plan in winning contract bids. Revenue for the Treatment Segment decreased approximately $342,000 to $9.6 million for the first quarter of 2020 from $9.9 million for the same period in 2019 primarily from lower waste volume.

Gross profit for the first quarter of 2020 was $4.6 million versus $2.5 million for the first quarter of 2019 primarily due to higher revenue in the Services Segment. Gross profit for the first quarter of 2019 included additional closure costs recorded in the amount of approximately $165,000 in connection with the finalization of costs in connection with the closure of the Company’s East Tennessee Material and Energy (“M&EC”) facility.

Operating income for the first quarter of 2020 was approximately $1.4 million versus operating loss of $624,000 for the first quarter of 2019. Net income attributable to common stockholders (both common and diluted) for the first quarter of 2020 was $1.2 million or $0.10 per share versus net loss of $672,000 or ($0.06) per share, for the same period in 2019.

The Company reported Adjusted EBITDA of $1.9 million from continuing operations at March 31, 2020, as compared to Adjusted EBITDA of $67,000 from continuing operations during the corresponding period of 2019. The Company defines EBITDA as earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA before research and development costs related to the Medical Isotope project and closure costs accrued for M&EC subsidiary. Both EBITDA and Adjusted EBITDA are not measures of performance calculated in accordance with Generally Accepted Accounting Principles in the United States of America (“GAAP”), and should not be considered in isolation of, or as a substitute for, earnings as an indicator of operating performance or cash flows from operating activities as a measure of liquidity. The Company believes the presentation of EBITDA and Adjusted EBITDA is relevant and useful by enhancing the readers’ ability to understand the Company’s operating performance. The Company’s management utilizes EBITDA and Adjusted EBITDA as means to measure performance. The Company’s measurements of EBITDA and Adjusted EBITDA may not be comparable to similar titled measures reported by other companies. The table below reconciles EBITDA and Adjusted EBITDA, both non-GAAP measures, to GAAP numbers for income (loss) from continuing operations for the three months ended March 31, 2020 and 2019.

	Quarter Ended
	March 31,
	(Unaudited)	(Unaudited)
(In thousands)	2020	2019
Income (loss) from continuing operations	$1,308	$(550)

Adjustments:
Depreciation & amortization	346	323
Interest income	(56)	(81)
Interest expense	120	87
Interest expense - financing fees	68	10
Income tax expense	14	39

EBITDA	1,800	(172)

Research and development costs related to Medical Isotope project	66	74
Closure costs accrued for M&EC subsididary	—	165

Adjusted EBITDA	$1,866	$67

The tables below present certain unaudited financial information for the business segments, which excludes allocation of corporate expenses:

	Quarter Ended			Quarter Ended
	March 31, 2020			March 31, 2019
	(Unaudited)			(Unaudited)
(In thousands)	Treatment	Services	Medical	Treatment	Services	Medical
Revenues	$9,563	$15,297	$—	$9,905	$1,803	$—
Gross profit/(negative) gross profit	2,745	1,895	—	2,957	(456)	—
Segment profit (loss)	1,533	1,318	(66)	1,836	(1,012)	(74)

Conference Call

Perma-Fix will host a conference call at 11:00 a.m. ET on Tuesday, May 12, 2020. The call will be available on the Company’s website at www.perma-fix.com, or by calling 844-407-9500 for U.S. callers, or +1 862-298-0850 for international callers. The conference call will be led by Mark J. Duff, Chief Executive Officer, Dr. Louis F. Centofanti, Executive Vice President of Strategic Initiatives, and Ben Naccarato, Executive Vice President and Chief Financial Officer of Perma-Fix Environmental Services, Inc.

A webcast will also be archived on the Company’s website and a telephone replay of the call will be available approximately one hour following the call, through 11:00 a.m. Eastern Time on May 19, 2020, and can be accessed by calling: 877-481-4010 for U.S. callers, or +1 919-882-2331 for international callers and entering conference ID: 34779.

About Perma-Fix Environmental Services

Perma-Fix Environmental Services, Inc. is a nuclear and waste management services company, and leading provider of nuclear and mixed waste management services. Its nuclear waste services include managing and treating radioactive and mixed waste for hospitals, research labs and institutions, federal agencies, including the U.S Departments of Energy (“DOE”) and Defense (“DOD”), and the commercial sector. The nuclear services group delivers project management and waste management, environmental restoration, decontamination and decommissioning, new build construction, and radiological protection, safety and industrial hygiene capability to clients. Perma-Fix operates four nuclear waste treatment facilities and provides nuclear services at DOE, DOD, and commercial facilities, nationwide. Please visit us at http://www.perma-fix.com.

This press release contains “forward-looking statements” which are based largely on the Company’s expectations and are subject to various business risks and uncertainties, certain of which are beyond the Company’s control. Forward-looking statements generally are identifiable by use of the words such as “believe”, “expects”, “intends”, “anticipate”, “plan to”, “estimates”, “projects”, and similar expressions. Forward-looking statements include, but are not limited to: outlook for the business; diversify waste streams and waste receipts within the commercial sector; replenish backlog; disruption to financial results in the second quarter due to COVID-19; impact of COVID-19; and future furloughs and layoffs for eligible employees. While the Company believes the expectations reflected in this news release are reasonable, it can give no assurance such expectations will prove to be correct. There are a variety of factors which could cause future outcomes to differ materially from those described in this release, including, without limitation, future economic conditions; industry conditions; competitive pressures; our ability to apply, commercialize, and market our new technologies; the government or such other party to a contract granted to us fails to abide by or comply with the contract or to deliver waste as anticipated under the contract or terminates existing contracts; that Congress provides continuing funding for the DOD’s and DOE’s remediation projects; ability to obtain new foreign and domestic remediation contracts; factors arising that causes us to delay implementation of our strategic plan; impact of COVID-19 and the additional factors referred to under “Risk Factors” and “Special Note Regarding Forward-Looking Statements” of our 2019 Form 10-K and Form 10-Q for quarter ended March 31, 2020. The Company makes no commitment to disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that bear upon forward-looking statements.

Contacts:

David K. Waldman-US Investor Relations

Crescendo Communications, LLC

(212) 671-1021

Herbert Strauss-European Investor Relations

herbert@eu-ir.com

+43 316 296 316

FINANCIAL TABLES FOLLOW

PERMA-FIX ENVIRONMENTAL SERVICES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended March 31,
(Amounts in Thousands, Except for Per Share Amounts)	2020	2019

Revenues	$24,860	$11,708
Cost of goods sold	20,220	9,207
Gross profit	4,640	2,501

Selling, general and administrative expenses	2,928	2,898
Research and development	232	227
Loss on disposal of property and equipment	31	—
Income (loss) from operations	1,449	(624)

Other income (expense):
Interest income	56	81
Interest expense	(120)	(87)
Interest expense-financing fees	(68)	(10)
Other	5	129
Income (loss) from continuing operatrions before taxes	1,322	(511)
Income tax expense	(14)	(39)
Income (loss) from continuing operations, net of taxes	1,308	(550)

Loss from discontinued operations (net of taxes of $0)	(114)	(152)
Net income (loss)	1,194	(702)

Net loss attributable to non-controlling interest	(26)	(30)

Net income (loss) attributable to Perma-Fix Environmental Services, Inc.
common stockholders	$1,220	$(672)

Net income (loss) per common share attributable to Perma-Fix
Environmental Services, Inc. stockholders - basic and diluted:

Continuing operations	$.11	$(.05)
Discontinued operations	(.01)	(.01)
Net income (loss) per common share	$.10	$(.06)

Number of common shares used in computing net income (loss) per share:
Basic	12,122	11,961
Diluted	12,346	11,961

PERMA-FIX ENVIRONMENTAL SERVICES, INC.

CONSOLIDATED BALANCE SHEET

	March 31,	December 31,
	2020	2019
(Amounts in Thousands, Except for Share and Per Share Amounts)	(Unaudited)	(Audited)

ASSETS
Current assets:
Cash	$1,859	$390
Account receivable, net of allowance for doubtful accounts of $425 and $487, respectively	10,226	13,178
Unbilled receivables	10,188	7,984
Other current assets	4,445	3,470
Assets of discontinued operations included in current assets	110	104
Total current assets	26,828	25,126

Net property and equipment	17,230	16,576
Property and equipment of discontinued operations	81	81

Operating lease right-of-use assets	2,482	2,545

Intangibles and other assets	21,967	22,151
Other assets related to discontinued operations	16	36
Total assets	$68,604	$66,515

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$26,042	$24,106
Current liabilities related to discontinued operations	952	994
Total current liabilities	26,994	25,100

Long-term liabilities	10,916	11,935
Long-term liabilities related to discontinued operations	245	244
Total liabilities	38,155	37,279
Commitments and Contingencies
Stockholders’ equity:
Preferred Stock, $.001 par value; 2,000,000 shares authorized, no shares issued and outstanding	—	—
Common Stock, $.001 par value; 30,000,000 shares authorized,12,132,291 and 12,123,520 shares issued, respectively; 12,124,649 and 12,115,878 shares outstanding, respectively	12	12
Additional paid-in capital	108,555	108,457
Accumulated deficit	(76,095)	(77,315)
Accumulated other comprehensive loss	(290)	(211)
Less Common Stock held in treasury, at cost: 7,642 shares	(88)	(88)
Total Perma-Fix Environmental Services, Inc. stockholders’ equity	32,094	30,855
Non-controlling interest in subsidiary	(1,645)	(1,619)
Total stockholders’ equity	30,449	29,236

Total liabilities and stockholders’ equity	$68,604	$66,515